Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2020 First Quarter;
Reaffirms Fiscal 2020 Guidance
DALLAS (February 4, 2020) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its first quarter ended December 31, 2019.

First Quarter Highlights

•	Earnings per diluted share of $1.47

•	Consolidated net income of $178.7 million

•	Capital expenditures were $529.2 million, an increase of 27 percent

•	Approximately 86 percent of capital spending related to system safety and reliability investments
Outlook

•	Earnings per share is expected to be in the range of $4.58 to $4.73 per diluted share for fiscal 2020.

•	Capital expenditures is expected to be in the range of $1.85 billion to $1.95 billion in fiscal 2020.

•
The company's Board of Directors has declared a quarterly dividend of $0.575 per common share. The indicated annual dividend for fiscal 2020 is $2.30, which represents a 9.5% increase over fiscal 2019.

“Our first quarter results reflect the continued dedication of our employees to execute our strategy of investing in safety and reliability,” said Kevin Akers, President and Chief Executive Officer of Atmos Energy Corporation. “We remain on track to deliver annual earnings per share growth between 6% and 8% for fiscal 2020."
Results for the Three Months Ended December 31, 2019
Consolidated operating income increased $16.3 million to $252.8 million for the three months ended December 31, 2019, compared to $236.5 million in the prior year, which primarily reflects positive rate outcomes and customer growth in our distribution business, partially offset by higher operation and maintenance, depreciation and property tax expenses.
Distribution operating income increased $10.9 million to $180.3 million for the three months ended December 31, 2019, compared with $169.4 million in the prior year. The increase reflects a net $27.0 million increase in rates, primarily in our Mid-Tex, Mississippi,

Louisiana and West Texas divisions. In addition, customer growth increased $4.0 million, primarily in our Mid-Tex division. These increases were partially offset by a decrease in consumption of $1.4 million, primarily in our Mid-Tex division, an $8.6 million increase in operation and maintenance expense due primarily to pipeline and maintenance activities and higher employee costs, as well as a $9.2 million increase in depreciation and property tax expenses associated with increased capital investments.
Pipeline and storage operating income increased $5.5 million to $72.5 million for the three months ended December 31, 2019, compared with $67.0 million in the prior year. This increase is primarily attributable to a $13.7 million increase in revenue from our GRIP filing approved in fiscal 2019, partially offset by a $5.1 million increase in operation and maintenance expense primarily due to well integrity costs and a $2.6 million increase in depreciation expense due to increased capital investments.
Capital expenditures increased $112.8 million to $529.2 million for the three months ended December 31, 2019, compared with $416.4 million in the prior year, due to continued spending for infrastructure replacements and enhancements.
For the three months ended December 31, 2019, the company generated operating cash flow of $172.4 million, a $7.8 million increase compared with the three months ended December 31, 2018. The year-over-year increase is primarily attributable to working capital changes, particularly in our distribution segment resulting from the timing of payments for natural gas purchases and deferred gas cost recoveries.
Our equity capitalization ratio at December 31, 2019 was 58.6%, compared with 59.0% at September 30, 2019. The decrease primarily reflects the effects of long-term debt issuances in October 2019.

Conference Call to be Webcast February 5, 2020
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2020 first quarter financial results on Wednesday, February 5, 2020, at 9:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and in subsequent filings with the Securities and Exchange Commission.
Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy
Atmos Energy Corporation is the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. An S&P 500 company headquartered in Dallas, Atmos Energy serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.  Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31
(000s except per share)	2019	2018
Operating revenues
Distribution segment	$828,504	$838,835
Pipeline and storage segment	148,176	134,470
Intersegment eliminations	(101,117)	(95,523)
	875,563	877,782
Purchased gas cost
Distribution segment	397,558	437,732
Pipeline and storage segment	99	(358)
Intersegment eliminations	(100,789)	(95,209)
	296,868	342,165
Operation and maintenance expense	152,245	138,600
Depreciation and amortization	105,062	96,065
Taxes, other than income	68,607	64,488
Operating income	252,781	236,464
Other non-operating income (expense)	4,887	(7,723)
Interest charges	27,229	27,849
Income before income taxes	230,439	200,892
Income tax expense	51,766	43,246
Net income	$178,673	$157,646

Basic net income per share	$1.47	$1.38
Diluted net income per share	$1.47	$1.38
Cash dividends per share	$0.575	$0.525
Basic weighted average shares outstanding	121,113	113,800
Diluted weighted average shares outstanding	121,359	113,832

	Three Months Ended December 31
Summary Net Income by Segment (000s)	2019	2018
Distribution	$129,757	$114,385
Pipeline and storage	48,916	43,261
Net income	$178,673	$157,646

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2019	2019
Net property, plant and equipment	$12,250,423	$11,787,669
Cash and cash equivalents	189,272	24,550
Accounts receivable, net	435,616	230,571
Gas stored underground	115,259	130,138
Other current assets	71,982	72,772
Total current assets	812,129	458,031
Goodwill	730,706	730,706
Deferred charges and other assets	594,867	391,213
	$14,388,125	$13,367,619

Shareholders' equity	$6,127,775	$5,750,223
Long-term debt	4,324,285	3,529,452
Total capitalization	10,452,060	9,279,675
Accounts payable and accrued liabilities	308,113	265,024
Other current liabilities	537,009	479,501
Short-term debt	—	464,915
Current maturities of long-term debt	50	—
Total current liabilities	845,172	1,209,440
Deferred income taxes	1,352,333	1,300,015
Regulatory excess deferred taxes	699,375	705,101
Deferred credits and other liabilities	1,039,185	873,388
	$14,388,125	$13,367,619

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2019	2018
Cash flows from operating activities
Net income	$178,673	$157,646
Depreciation and amortization	105,062	96,065
Deferred income taxes	46,726	40,339
Other	(616)	6,231
Changes in assets and liabilities	(157,400)	(135,597)
Net cash provided by operating activities	172,445	164,684
Cash flows from investing activities
Capital expenditures	(529,186)	(416,404)
Debt and equity securities activities, net	(1,602)	(963)
Other, net	2,553	2,074
Net cash used in investing activities	(528,235)	(415,293)
Cash flows from financing activities
Net decrease in short-term debt	(464,915)	(575,780)
Proceeds from issuance of long-term debt, net of premium/discount	799,450	596,994
Net proceeds from equity offering	259,005	494,734
Issuance of common stock through stock purchase and employee retirement plans	4,267	4,241
Cash dividends paid	(69,557)	(58,722)
Debt issuance costs	(7,738)	(6,432)
Net cash provided by financing activities	520,512	455,035
Net increase in cash and cash equivalents	164,722	204,426
Cash and cash equivalents at beginning of period	24,550	13,771
Cash and cash equivalents at end of period	$189,272	$218,197

	Three Months Ended December 31
Statistics	2019	2018
Consolidated distribution throughput (MMcf as metered)	139,558	142,746
Consolidated pipeline and storage transportation volumes (MMcf)	156,529	170,527
Distribution meters in service	3,307,663	3,272,020
Distribution average cost of gas	$4.01	$4.30
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